Exhibit 10.2
TAX MATTERS AGREEMENT
by and between
FEDEX CORPORATION
and
FEDEX FREIGHT HOLDING COMPANY, INC.
Dated as of May 31, 2026

TAX MATTERS AGREEMENT
TAX MATTERS AGREEMENT (this “Agreement”), dated as of May 31, 2026, by and between FedEx Corporation, a Delaware corporation (“RemainCo”), and FedEx Freight Holding Company, Inc., a Delaware corporation (“SpinCo”). Each of RemainCo and SpinCo is sometimes referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of May 28, 2026, by and between the Parties (the “Separation Agreement”).
W I T N E S S E T H:
WHEREAS, RemainCo, acting through its direct and indirect Subsidiaries, currently conducts (a) the SpinCo Business and (b) the RemainCo Business;
WHEREAS, the Board has determined that it is appropriate, desirable and in the best interests of RemainCo and its stockholders to separate RemainCo into two separate, publicly traded companies, one for each of (a) the SpinCo Business, which shall be owned and conducted, directly or indirectly, by SpinCo, and (b) the RemainCo Business, which shall be owned and conducted, directly or indirectly, by RemainCo;
WHEREAS, in order to effect such separation, the Board has determined that it is appropriate, desirable and in the best interests of RemainCo and its stockholders (a) to undertake the Internal Reorganization, and (b) thereafter, for RemainCo to undertake the Distribution;
WHEREAS, in connection with the Internal Reorganization, the Board has determined that it is appropriate, desirable and in the best interests of RemainCo and its stockholders for SpinCo to (a) make the SpinCo Cash Distribution to RemainCo and (b) issue the SpinCo Exchange Debt to RemainCo, in each case as part of the consideration for the assets to be transferred to SpinCo by RemainCo pursuant to the SpinCo Contribution;
WHEREAS, RemainCo will (a) no later than 12 months following the SpinCo Contribution, conduct the SpinCo Cash Proceeds Purge; and (b) no later than 24 months following the SpinCo Contribution, conduct the Equity-for-Debt Exchange and/or a Back-End Distribution;
WHEREAS, SpinCo has been formed for this purpose and has not engaged in activities except those in connection with the transactions contemplated by the Internal Reorganization, the consummation of the transactions contemplated by the Separation Agreement and those activities necessary in connection with its standup as an independent company;
WHEREAS, for U.S. federal income tax purposes, it is intended that the SpinCo Contribution and the Distribution, taken together, qualify as a “reorganization” pursuant to Section 355 and Section 368(a)(1)(D) of the Code.
WHEREAS, certain members of the RemainCo Group, on the one hand, and certain members of the SpinCo Group, on the other hand, file certain Tax Returns on a consolidated, combined, or unitary basis for certain federal, state, local, and foreign Tax purposes; and
WHEREAS, the Parties desire to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (b) set forth certain covenants and indemnities relating to the preservation of the Tax-Free Status of the Transactions.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1   General.   As used in this Agreement (including the recitals hereof), the following terms shall have the following meanings:
(1)   “Active Trade or Business” means, with respect to SpinCo or any member of the SpinCo Group, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the SpinCo Business as conducted by such entity immediately prior to the Distribution.
(2)   “Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit, or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.
(3)   “Agreement” shall have the meaning set forth in the preamble hereto.
(4)   “Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Sections 6.2 and 6.3 of this Agreement.
(5)   “Employment Tax” shall mean those Liabilities for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.
(6)   “Federal Income Tax” shall mean (a) any Tax imposed by Subtitle A of the Code other than an Employment Tax, and (b) any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
(7)   “Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Section 355(d) and (e) of the Code.
(8)   “Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree, or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state, local, or foreign taxing jurisdiction, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of withholding or offset) by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.
(9)   “Income Tax” means all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including any capital gains, minimum Tax or any Tax on items of tax preference, but not including sales, use, real or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (i) of this definition, together with any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.
(10)   “Indemnifying Party” shall have the meaning set forth in Section 5.2.
(11)   “Indemnitee” shall have the meaning set forth in Section 5.2.
(12)   “Internal Distribution” shall mean any transaction (or series of transactions) effected as part of the Transactions (other than the SpinCo Contribution and the Distribution) that is intended to qualify as a tax-free transaction under Section 355 and/or Section 368(a)(1)(D) of the Code, as described in the Tax Materials.
(13)   “IRS” shall mean the U.S. Internal Revenue Service or any successor agency, including, but not limited, to its agents, representatives, and attorneys.
(14)   “IRS Ruling” shall mean any U.S. federal income tax ruling issued to RemainCo by the IRS in connection with the Transactions.

(15)   “IRS Ruling Request” shall mean the letter filed by RemainCo with the IRS requesting a ruling regarding certain U.S. federal income tax consequences of the Transactions and any amendment or supplement to such ruling request letter.
(16)   “Joint Return” shall mean any Tax Return that includes, by election or otherwise, one or more members of the RemainCo Group together with one or more members of the SpinCo Group.
(17)   “Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not the Controlling Party with respect to such Tax Contest.
(18)   “Parties” shall have the meaning set forth in the preamble hereto.
(19)   “Past Practices” shall have the meaning set forth in Section 3.5.
(20)   “Post-Distribution Period” shall mean any taxable period (or portion thereof) beginning after the Distribution Date, including the portion of any Straddle Period beginning after the Distribution Date.
(21)   “Pre-Distribution Period” shall mean any taxable period (or portion thereof) ending on or before the Distribution Date, including the portion of any Straddle Period ending at the end of the day on the Distribution Date.
(22)   “Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding, or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo (or any successor thereto) would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo (or any successor thereto) and/or one or more holders of SpinCo Capital Stock, respectively, any amount of SpinCo Capital Stock, that would, when combined with any other direct or indirect changes in ownership of SpinCo Capital Stock pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder (and treating any shares of SpinCo Common Stock owned by RemainCo immediately after the Distribution as having undergone such a change in ownership on the Distribution Date, except to the extent such shares are subsequently distributed in a Back-End Distribution), comprise forty percent (40%) or more of (i) the value of all outstanding shares of stock of SpinCo as of immediately after such transaction, or in the case of a series of transactions, immediately after the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of SpinCo as of immediately after such transaction, or in the case of a series of transactions, immediately after the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by SpinCo of a shareholder rights plan, or (ii) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.
(23)   “Reasonable Basis” shall mean a reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).
(24)   “Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such refund, including any Taxes imposed by way of withholding or offset.

(25)   “RemainCo” shall have the meaning set forth in the preamble hereto.
(26)   “RemainCo Affiliated Group” shall mean the affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which RemainCo is the common RemainCo.
(27)   “RemainCo Federal Consolidated Income Tax Return” shall mean any U.S. Federal Income Tax Return for the RemainCo Affiliated Group.
(28)   “RemainCo Separate Return” shall mean any Tax Return of or including any member of the RemainCo Group (including any consolidated, combined, or unitary return) that does not include any member of the SpinCo Group.
(29)   “Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.
(30)   “Restricted Period” shall mean the period which begins with the Distribution Date and ends two (2) years thereafter.
(31)   “Separate Return” shall mean a RemainCo Separate Return or a SpinCo Separate Return, as the case may be.
(32)   “Separation Agreement” shall have the meaning set forth in the preamble hereto.
(33)   “SpinCo” shall have the meaning set forth in the preamble hereto.
(34)   “SpinCo Capital Stock” shall mean all classes or series of capital stock of SpinCo, including (i) SpinCo Common Stock, (ii) all options, warrants, and other rights to acquire such capital stock, and (iii) all other instruments properly treated as stock of SpinCo for U.S. federal income tax purposes.
(35)   “SpinCo Disqualifying Action” shall mean (i) any action (or failure to take any action) by any member of the SpinCo Group after the Distribution (including entering into any agreement, understanding, arrangement, or negotiations with respect to any transaction or series of transactions), (ii) any event (or series of events) after the Distribution involving SpinCo Capital Stock or the assets of any member of the SpinCo Group, or (iii) any breach by any member of the SpinCo Group after the Distribution of any representation, warranty, or covenant made by them in this Agreement, that, in each case, would adversely affect the Tax-Free Status of the Transactions; provided, however, that the term “SpinCo Disqualifying Action” shall not include any action entered into pursuant to any Ancillary Agreement (other than this Agreement) or that is undertaken pursuant to the Internal Reorganization or the Distribution.
(36)   “SpinCo Separate Return” shall mean any Tax Return of or including any member of the SpinCo Group (including any consolidated, combined, or unitary return) that does not include any member of the RemainCo Group.
(37)   “State Tax” shall mean (i) any Tax imposed by any State of the United States or by any political subdivision of any such State, and (ii) any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
(38)   “Straddle Period” shall mean any taxable period that begins on or before, and ends after, the Distribution Date.
(39)   “Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates, or other assessments or governmental charges of any kind imposed by any federal, state, local, or foreign Taxing Authority, including, without limitation, income, gross receipts, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum, or other taxes, whether disputed or not, and including any interest, penalties, charges, or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any consolidated, combined, unitary, or similar group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, whether by contract, by operation of law, or otherwise.
(40)   “Tax Advisor” shall mean a tax counsel or accountant of recognized national standing.
(41)   “Tax Attribute” shall mean net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed earnings and profits, separate limitation losses, and any other losses, deductions, credits, or other comparable items that could affect a Tax liability for a past or future taxable period.
(42)   “Tax Certificates” shall mean any officer’s certificates, representation letters, or similar documents provided by RemainCo and SpinCo to Skadden, Arps, Slate, Meagher & Flom LLP or any other law or accounting firm in connection with any Tax Opinion delivered or deliverable to RemainCo in connection with the Transactions.
(43)   “Tax Contest” shall have the meaning set forth in Section 6.1.
(44)   “Tax-Free Status of the Transactions” shall mean (i) the qualification of the Distribution, together with the SpinCo Contribution, as a “reorganization” pursuant to Section 355 and Section 368(a)(1)(D) of the Code, and (ii) the qualification of the Distribution (and any Back-End Distribution) as a transaction in which the SpinCo Common Stock distributed to holders of RemainCo Common Stock is “qualified property” for purposes of Section 361(c) of the Code, (iii) the nonrecognition of income, gain or loss by RemainCo, SpinCo and holders of RemainCo Common Stock will not recognize income, gain or loss on the SpinCo Contribution and the Distribution (and any Back-End Distribution) under Sections 355, 361 and 1032 of the Code (except with respect to any cash received in lieu of fractional shares of SpinCo Common Stock); (iv) the qualification of any Equity-for-Debt Exchange as a transfer of “qualified property” to creditors of RemainCo in connection with the reorganization within the meaning of Section 361(c) of the Code, and (v) the qualification of the transactions described on Schedule A as being free from Tax to the extent set forth therein.
(45)   “Tax Item” shall mean any item of income, gain, loss, deduction, or credit, or any other item which increases or decreases Taxes paid or payable in any taxable period.
(46)   “Tax Law” shall mean the law of any governmental entity or political subdivision thereof relating to any Tax.
(47)   “Tax Materials” shall have the meaning set forth in Section 4.1(a).
(48)   “Tax Opinion” shall mean any written opinion delivered or deliverable to RemainCo by Skadden, Arps, Slate, Meagher & Flom LLP or any other law or accounting firm regarding the tax consequences of the Transactions.
(49)   “Tax Records” shall have the meaning set forth in Section 8.1.
(50)   “Tax-Related Losses” shall mean, with respect to any Taxes, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes, and (ii) all costs, expenses and damages associated with stockholder litigation or controversies and any amounts paid by RemainCo (or any of its Affiliates) or SpinCo (or any of its Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Transactions to qualify for the Tax-Free Status of the Transactions.
(51)   “Tax-Related Losses Tax Contest” means a Tax Contest that relates to the Tax-Free Status of the Transactions.
(52)   “Tax Return” shall mean any return, report, certificate, form, or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.
(53)   “Taxing Authority” shall mean any governmental authority or any subdivision, agency, commission, or entity thereof having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS).
(54)   “Transactions” shall mean the Internal Reorganization (including the SpinCo Contribution), the Distribution, the SpinCo Cash Purge, any Equity-for-Debt Exchange, any other transaction described in the Reorganization Step Plan, and any related transactions.
(55)   “Transaction Taxes” shall mean all Transfer Taxes and other Taxes imposed on or with respect to the Transactions, including any and all Taxes with respect to or required to be reported on any Joint Return as a result of any “excess loss account” or “deferred intercompany transaction” required to be taken into account pursuant to the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) as a result of the Transactions; provided, however, that Transaction Taxes shall not include (i) any Taxes resulting from the failure of the Transactions to qualify for the Tax-Free Status of the Transactions or (ii) any amounts for which SpinCo has an indemnification obligation pursuant to Section 5.1(b)(ii).
(56)   “Transfer Tax” shall mean (i) all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added and other similar Taxes (excluding any income, gains, profits, or similar Taxes, however assessed), and (ii) any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
(57)   “Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant taxable period.
(58)   “Unqualified Tax Opinion” shall mean an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to RemainCo, on which RemainCo may rely to the effect that a transaction will not affect the Tax-Free Status of the Transactions. Any such opinion must assume that the Transactions would have qualified for Tax-Free Status of the Transactions if the transaction in question did not occur.
Section 1.2   References; Interpretation.   Section 1.2 of the Separation Agreement shall apply to this Agreement mutatis mutandis.
ARTICLE II
PAYMENTS AND TAX REFUNDS
Section 2.1   Allocation of Tax Liabilities.   Except as otherwise provided in this Article II and Section 5.1, Taxes shall be allocated as follows:
(a)   Allocation of Taxes Relating to Joint Returns.   RemainCo shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all taxable periods (excluding any Transaction Taxes allocated to SpinCo pursuant to Section 2.3).
(b)   Allocation of Taxes Relating to Separate Returns.
(i)   RemainCo shall pay (or caused to be paid) and be responsible for any and all Taxes due with respect to or required to be reported on any RemainCo Separate Return (including any increase in such Tax as a result of a Final Determination) for all taxable periods (excluding any Transaction Taxes allocated to SpinCo pursuant to Section 2.3).
(ii)   SpinCo shall pay (or cause to be paid) and be responsible for any and all Taxes due with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Tax as a result of a Final Determination) for all taxable periods (excluding any Transaction Taxes allocated to the RemainCo Group pursuant to Section 2.3).

Section 2.2   Employment Taxes.   Liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement.
Section 2.3   Transaction Taxes.
(a)   Except as provided in Section 2.3(c), RemainCo shall pay (or cause to be paid) and be responsible for any and all Transaction Taxes (i) for which any member of the RemainCo Group is responsible under applicable Tax Law or (ii) with respect to or required to be reported on any Joint Return.
(b)   SpinCo shall pay (or cause to be paid) and be responsible for any and all Transaction Taxes for which any member of the SpinCo Group is responsible under applicable Tax Law (excluding any Transaction Taxes with respect to or required to be reported on any Joint Return).
(c)   SpinCo shall be responsible for any and all Transaction Taxes described on Schedule B, as reasonably determined by RemainCo in its good faith discretion.
Section 2.4   Tax Refunds.
(a)   RemainCo shall be entitled to all Refunds related to Taxes the liability for which is allocated to RemainCo pursuant to this Agreement. SpinCo shall be entitled to all Refunds related to Taxes the liability for which is allocated to SpinCo pursuant to this Agreement.
(b)   SpinCo shall pay to RemainCo any Refund received by SpinCo or any member of the SpinCo Group that is allocable to RemainCo pursuant to this Section 2.4 no later than fifteen (15) Business Days after the receipt of such Refund. RemainCo shall pay to SpinCo any Refund received by RemainCo or any member of the RemainCo Group that is allocable to SpinCo pursuant to this Section 2.4 no later than fifteen (15) Business Days after the receipt of such Refund. For purposes of this Section 2.4, any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit, and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions).
Section 2.5   Tax Benefits.   If RemainCo determines, in its good faith discretion, that (i) one Party is responsible for a Tax pursuant to this Agreement or under applicable Tax Law, and (ii) the other Party is entitled to a deduction, credit, or other Tax benefit in respect of such Tax, then the Party entitled to such deduction, credit, or other Tax benefit shall pay to the Party responsible for such Tax the amount of the Tax benefit arising from such deduction, credit, or other Tax benefit, as determined by RemainCo in its good faith discretion.
Section 2.6   Prior Agreements.   Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the RemainCo Group and any member of the SpinCo Group shall be terminated with respect to the SpinCo Group as of the Distribution Date. No member of the SpinCo Group or the RemainCo Group shall have any continuing rights or obligations to any member of the other Group under any such agreement.
ARTICLE III
PREPARATION AND FILING OF TAX RETURNS
Section 3.1   RemainCo’s Responsibility.   RemainCo shall prepare and file when due (taking into account any applicable extensions), or shall cause to be so prepared and filed, all Joint Returns and all RemainCo Separate Returns, including any amendments to such Tax Returns.
Section 3.2   SpinCo’s Responsibility.   SpinCo shall prepare and file when due (taking into account any applicable extensions), or shall cause to be so prepared and filed, all Tax Returns, including any amended Tax Returns, required to be filed by or with respect to members of the SpinCo Group other than those Tax Returns which RemainCo is required to prepare and file under Section 3.1. The Tax Returns required to be prepared and filed by SpinCo under this Section 3.2 shall include any SpinCo Separate Returns and any amended SpinCo Separate Returns.
Section 3.3   Right To Review Tax Returns.   To the extent that the positions taken on any Tax Return would reasonably be expected to materially affect the Tax position of the Party other than the Party that is required to prepare and file any such Tax Return pursuant to Section 3.1 or 3.2 (the “Reviewing Party”), the Party required to prepare and file such Tax Return (the “Preparing Party”) shall prepare the portion of such Tax Return that relates to the business of the Reviewing Party (the RemainCo Business or the SpinCo Business, as the case may be), shall provide a draft of such portion of such Tax Return to the Reviewing Party for its review and comment at least thirty (30) days prior to the due date for such Tax Return (taking into account any applicable extensions), and shall modify such portion of such Tax Return before filing to include the Reviewing Party’s reasonable comments.
Section 3.4   Cooperation.   The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided under Article VIII. Notwithstanding anything to the contrary in this Agreement, RemainCo shall not be required to disclose to SpinCo any consolidated, combined, unitary, or other similar Joint Return of which a member of the RemainCo Group is the common parent or any information related to such a Joint Return other than information relating solely to the SpinCo Group. If an amended Separate Return for State Taxes for which SpinCo is responsible under this Article III is required to be filed as a result of an amendment made to a Joint Return for Federal Income Tax pursuant to an audit adjustment, then the Parties shall cooperate to ensure that such amended Separate Return can be prepared and filed in a manner that preserves confidential information including through the use of third-party preparers.
Section 3.5   Transfer Pricing Documentation.   SpinCo shall prepare any transfer pricing documentation required to be prepared with respect to a Tax Return for which SpinCo is responsible under Section 3.2. SpinCo shall provide to RemainCo any transfer pricing documentation required to be prepared with respect to any such Tax Return for any taxable period that begins on or before the second anniversary of the Distribution Date at least thirty (30) days prior to the finalization of such transfer pricing documentation, RemainCo shall be entitled to review and provide comments on such transfer pricing documentation, and SpinCo shall modify such transfer pricing documentation prior to its finalization to include RemainCo’s reasonable comments.
Section 3.6   Tax Reporting Practices.   Except as provided in Section 3.7, with respect to any Tax Return for any taxable period that begins on or before the second anniversary of the Distribution Date with respect to which SpinCo is the Responsible Party, such Tax Return shall be prepared in a manner (i) consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by SpinCo; and (ii) that, to the extent consistent with clause (i), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed. SpinCo shall not take any action inconsistent with the assumptions made (including with respect to any Tax Item) in determining all estimated or advance payments of Taxes on or prior to the Distribution Date. In addition, SpinCo (i) shall not be permitted, and shall not permit any member of the SpinCo Group, without RemainCo’s prior written consent, to make a change in any of its methods of accounting for Tax purposes for any taxable period that begins on or before the second anniversary of the Distribution Date, and (ii) shall notify RemainCo of, and consider in good faith any reasonable comments provided by RemainCo regarding, any such change in method of accounting for any taxable period that begins after the second anniversary of the Distribution Date and on or before the fourth anniversary of the Distribution Date. Such notification and consideration described in clause (ii) of the preceding sentence shall occur prior to the making of any such change in method of accounting.
Section 3.7   Protective Section 336(e) Election.   After the date hereof, RemainCo shall determine, in its sole and absolute discretion, whether to make a protective election under Section 336(e) of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or analogous provisions of state and local Tax Law) in connection with the Distribution with respect to SpinCo and each other member of the SpinCo Group that is a domestic corporation for U.S. federal income tax purposes (a “Section 336(e) Election”). If RemainCo determines to make a Section 336(e) Election:
(a)   RemainCo, SpinCo, and their respective Affiliates shall cooperate in making the Section 336(e) Election, including by filing any statements, amending any Tax Returns, or taking such other actions as are reasonably necessary to carry out the Section 336(e) Election;
(b)   if the Distribution fails to qualify (in whole or in part) for the Tax-Free Status of the Transactions and SpinCo or any member of the SpinCo Group realizes an increase in Tax basis as a result of the Section 336(e) Election (the “Section 336(e) Tax Basis”), then the cash Tax savings realized by SpinCo and each member of the SpinCo Group as a result of the Section 336(e) Tax Basis shall be shared between RemainCo and SpinCo in the same proportion as the Taxes giving rise to the Section 336(e) Tax Basis were borne by RemainCo and SpinCo (after giving effect to the indemnification obligations in this Agreement) pursuant to Section 5.1; and
(c)   to the extent the Section 336(e) Election becomes effective, each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Section 336(e) Election on any Tax Return, in connection with any Tax Contest, or otherwise, except as may be required by a Final Determination.
Section 3.8   Payment of Taxes.
(a)   With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return.
(b)   In the case of any Tax Return for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party, and the Party receiving such notice shall pay such amount to the Responsible Party no later than the later of (i) five (5) Business Days prior to the date on which such payment is due, and (ii) fifteen (15) Business Days after the receipt of such notice.
(c)   With respect to any estimated Taxes, the Party that is or will be the Responsible Party with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due. In the case of any estimated Taxes for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party no later than the later of (i) five (5) Business Days prior to the date on which such payment is due, and (ii) fifteen (15) Business Days after the receipt of such notice.
Section 3.9   Amended Returns and Carrybacks.
(a)   SpinCo shall not, and shall not permit any member of the SpinCo Group to, file or allow to be filed any request for an Adjustment for any Pre-Distribution Period without the prior written consent of RemainCo, such consent to be exercised in RemainCo’s sole and absolute discretion.
(b)   SpinCo shall, and shall cause each member of the SpinCo Group to, make any available elections to waive the right to carry back any Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period.
(c)   SpinCo shall not, and shall cause each member of the SpinCo Group not to, without the prior written consent of RemainCo, make any affirmative election to carry back any Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period, such consent to be exercised in RemainCo’s sole and absolute discretion.

(d)   Receipt of consent by SpinCo or a member of the SpinCo Group from RemainCo pursuant to the provisions of this Section 3.9 shall not limit or modify SpinCo’s continuing indemnification obligation pursuant to Article V.
Section 3.10   Tax Attributes.   RemainCo shall in good faith advise SpinCo in writing of the amount (if any) of any Tax Attributes which RemainCo determines, in its sole and absolute discretion, shall be allocated or apportioned to the SpinCo Group under applicable Tax Law. SpinCo and all members of the SpinCo Group shall prepare all Tax Returns in accordance with such written notice. SpinCo agrees that it shall not dispute RemainCo’s determination of Tax Attributes. Notwithstanding anything herein to the contrary, RemainCo shall not be required in order to comply with this Section 3.10 to create or cause to be created any books and records or reports or other documents based thereon (including, without limitation, any “E&P studies,” “basis studies” or similar determinations) that it does not maintain or prepare in the ordinary course of business.
ARTICLE IV
TAX-FREE STATUS OF THE TRANSACTIONS
Section 4.1   Representations and Warranties.
(a)   RemainCo, on behalf of itself and all other members of the RemainCo Group, hereby represents and warrants that (i) it has examined the IRS Ruling, the IRS Ruling Request, the Tax Opinion, the Tax Certificates, the Reorganization Step Plan, and any other materials delivered or deliverable in connection with the issuance of the IRS Ruling and the rendering of the Tax Opinion, in each case, as they exist as of the date hereof (collectively, the “Tax Materials”), and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to RemainCo or any member of the RemainCo Group or the RemainCo Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. RemainCo, on behalf of itself and all other members of the RemainCo Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to RemainCo, any member of the RemainCo Group, or the RemainCo Business.
(b)   SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby represents and warrants that (i) it has examined the Tax Materials, and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to SpinCo or any member of the SpinCo Group or the SpinCo Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to SpinCo, any member of the SpinCo Group, or the SpinCo Business.
(c)   Each of RemainCo, on behalf of itself and all other members of the RemainCo Group, and SpinCo, on behalf of itself and all other members of the SpinCo Group, represents and warrants that it knows of no fact or circumstance (after due inquiry) that may cause the Transactions to fail to qualify for the Tax-Free Status of the Transactions.
(d)   Each of RemainCo on behalf of itself and all other members of the RemainCo Group, and SpinCo, on behalf of itself and all other members of the SpinCo Group, represents and warrants that it has no plan or intention to take, fail to take, or cause or permit to be taken any action which is inconsistent with any of the statements or representations made or set forth in the Tax Materials.
Section 4.2   Certain Restrictions Relating to the Tax-Free Status of the Transactions.
(a)   SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby covenants and agrees that no member of the SpinCo Group will take, fail to take, or cause or permit to be taken (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant, or representation in the Tax Materials, or (ii) any action where such action or failure to act constitutes a SpinCo Disqualifying Action.

(b)   During the Restricted Period, SpinCo:
(i)   shall (1) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (2) not engage in any transaction (or transactions) that would cause SpinCo to cease to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (3) cause each Affiliate of SpinCo whose Active Trade or Business is relied upon in the Tax Materials for purposes of qualifying a transaction as tax-free pursuant to Section 355 of the Code to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code, (4) not engage in any transaction (or transactions), or cause or permit an Affiliate of SpinCo to engage in any transaction (or transactions), that would (A) result in an Affiliate of SpinCo described in clause (3) to cease to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) of the Code or (B) reduce the number of full-time employees of an Affiliate of SpinCo described in clause (3) who are employed in the relevant Active Trade or Business (as determined for purposes of Section 355(b) of the Code) by more than twenty percent (20%) relative to the number of such full-time employees as of the Distribution Date, taking into account Section 355(b)(3) of the Code for purposes of clauses (1) through (4), and (5) not dispose of, or cause or permit an Affiliate of SpinCo to dispose of, directly or indirectly, any interest in an Affiliate of SpinCo described in clause (3);
(ii)   shall not voluntarily dissolve or liquidate itself, any Affiliate of SpinCo described in Section 4.2(b)(i), or any Affiliate of SpinCo that that was a party to an Internal Distribution (including any action that is a liquidation for U.S. federal income tax purposes);
(iii)   shall not (1) enter into any Proposed Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any SpinCo stock, or rights to acquire SpinCo stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of SpinCo Capital Stock (including through the conversion of any class of SpinCo Capital Stock into another class of SpinCo Capital Stock), (4) merge or consolidate with any other Person (or cause or permit any Affiliate of SpinCo that was a party to an Internal Distribution to merge or consolidate with any other Person), or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any of the statements and representations made or set forth in the Tax Materials) which in the aggregate, when combined with any other direct or indirect changes in ownership of SpinCo Capital Stock pertinent for purposes of Section 355(e) of the Code, would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in SpinCo (or in any Affiliate of SpinCo that was a party to an Internal Distribution) or otherwise jeopardize the Tax-Free Status of the Transactions; and
(iv)   shall not, and shall not cause or permit any member of the SpinCo Group to, sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose of (including in any transaction treated for U.S. federal income tax purposes as a sale, transfer, or disposition) assets (including any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than twenty percent (20%) of the consolidated gross assets of SpinCo or the SpinCo Group. The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of assets in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes, or (4) any mandatory or optional repayment (or prepayment) of any indebtedness of SpinCo or any member of the SpinCo Group. The percentages of gross assets or consolidated gross assets of SpinCo or the SpinCo Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of SpinCo and the members of the SpinCo Group as of the Distribution Date. For purposes of this Section 4.2(b)(iv), a merger of SpinCo or one of its Subsidiaries with and into any Person that is not a wholly-owned Subsidiary of SpinCo shall constitute a disposition of all of the assets of SpinCo or such Subsidiary.

(c)   Notwithstanding the restrictions imposed by Section 4.2(b), SpinCo or a member of the SpinCo Group may take any of the actions or transactions described therein if SpinCo either (i) obtains an Unqualified Tax Opinion in form and substance satisfactory to RemainCo in its sole and absolute discretion, or (ii) obtains the prior written consent of RemainCo waiving the requirement that SpinCo obtain an Unqualified Tax Opinion, such waiver to be provided in RemainCo’s sole and absolute discretion. RemainCo’s evaluation of an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion (and RemainCo may determine that no opinion would be acceptable to RemainCo). SpinCo shall bear all costs and expenses of securing any such Unqualified Tax Opinion and shall reimburse RemainCo for all reasonable out-of-pocket expenses that RemainCo or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Unqualified Tax Opinion. Neither the delivery of an Unqualified Tax Opinion nor RemainCo’s waiver of SpinCo’s obligation to deliver an Unqualified Tax Opinion shall limit or modify SpinCo’s continuing indemnification obligation pursuant to Article V.
Section 4.3   Interpretation of Article IV.   Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that the purpose of this Article IV is to ensure the Tax-Free Status of the Transactions and, accordingly, that the language hereof shall be interpreted in a manner that serves such purpose to the greatest extent possible.
ARTICLE V
INDEMNITY OBLIGATIONS
Section 5.1   Indemnity Obligations.   Notwithstanding anything to the contrary in this Agreement:
(a)   RemainCo shall indemnify and hold harmless SpinCo from and against, and will reimburse SpinCo for, (i) all liability for Taxes allocated to RemainCo pursuant to Article II, (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the RemainCo Group pursuant to this Agreement, and (iii) the amount of any Refund received by any member of the RemainCo Group that is allocated to SpinCo pursuant to Section 2.4(a).
(b)   Without regard to whether an Unqualified Tax Opinion may have been provided or whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, SpinCo shall indemnify and hold harmless RemainCo from and against, and will reimburse RemainCo for, (i) all liability for Taxes allocated to SpinCo pursuant to Article II, (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the SpinCo Group pursuant to this Agreement, (iii) the amount of any Refund received by any member of the SpinCo Group that is allocated to RemainCo pursuant to Section 2.4(a), and (iv) any Taxes and Tax-Related Losses attributable to a SpinCo Disqualifying Action (regardless of whether the conditions set forth in Section 4.2(c) are satisfied).
(c)   To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Sections 5.1(a)(ii) (on the one hand) and 5.1(b)(ii) or (iv) (on the other hand), responsibility for such Tax or Tax-Related Loss shall be shared by RemainCo and SpinCo according to relative fault as determined by RemainCo in its good faith discretion.
(d)   All Taxes or Tax-Related Losses resulting from the failure of the Transactions to qualify for the Tax-Free Status of the Transactions, other than those Taxes or Tax Related Losses for which for which RemainCo is responsible pursuant to Section 5.1(a)(ii) or for which SpinCo is responsible pursuant to Section 5.1(b)(ii) or (iv) (or which are shared by RemainCo and SpinCo pursuant to Section 5.1(c)), shall be borne 30% by SpinCo and 70% by RemainCo.
Section 5.2   Indemnification Payments.
(a)   Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as a result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) five (5) Business Days prior to the date on which such payment is due to the applicable Taxing Authority, and (ii) fifteen (15) Business Days after the receipt of notice from the other Party.
(b)   If, as a result of any change or redetermination, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than fifteen (15) Business Days after such change or redetermination, such other Party shall pay to the first Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.
Section 5.3   Payment Mechanics.
(a)   All payments under this Agreement shall be made by RemainCo directly to SpinCo and by SpinCo directly to RemainCo; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the RemainCo Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.
(b)   In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).
Section 5.4   Treatment of Payments.
(a)   The Parties agree that any payment made between the Parties pursuant to this Agreement shall be treated for all U.S. federal income tax purposes (and other applicable Tax purposes) as a distribution or capital contribution, as appropriate, occurring immediately prior to the Distribution or as the payment of an assumed or retained liability, except as otherwise required by applicable Tax Law or a Final Determination. Notwithstanding the foregoing, RemainCo shall notify SpinCo if it determines that any payment made pursuant to this Agreement is to be treated, for any Tax purposes, as a payment made by one Party acting as an agent of one of such Party’s Subsidiaries to the other Party acting as an agent of one of such other Party’s Subsidiaries, and the Parties agree to treat any such payment accordingly.
(b)   Any Tax indemnity payment made by a Party under this Agreement (an “Indemnity Payment” shall be (i) reduced to take into account any Tax benefit actually realized by the Indemnitee, resulting from the incurrence of the liability in respect of which the Indemnity Payment is made, in the Tax year of such liability or in any taxable period ending on or prior to the close of the Tax year of such liability and (ii) increased to take into account any Tax cost actually incurred by the Indemnitee resulting from the receipt of the Indemnity Payment, including any Tax cost arising from such Indemnity Payment having resulted in income or gain to either Party and any Taxes imposed on additional amounts payable pursuant to this clause (ii). For purposes of calculating the amount of any Tax benefit or Tax cost, the applicable Indemnitee shall be deemed to be subject to the maximum applicable statutory Tax rate in the applicable jurisdiction in the taxable year in which such Tax benefit or Tax cost was realized and any Tax Attributes of such Indemnitee shall be disregarded.
ARTICLE VI
TAX CONTESTS
Section 6.1   Notice.   Each Party shall notify the other Party in writing within thirty (30) days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, examination, claim, dispute, suit, action, proposed assessment, or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 6.1 (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.
Section 6.2   Separate Returns.   In the case of any Tax Contest with respect to any Separate Return, the Party having the liability for the Tax pursuant to Article II shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.
Section 6.3   Joint Returns.   In the case of any Tax Contest with respect to any Joint Return, RemainCo shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.
Section 6.4   Obligation of Continued Notice.   During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.
Section 6.5   Settlement Rights.   Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest, (ii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment in such Tax Contest, and (iii) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.
ARTICLE VII
COOPERATION
Section 7.1   General.
(a)   Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative, or advisor of such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation and, except as provided in Section 7.1(c), without charge:

(i)   the provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation, and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;
(ii)   the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group;
(iii)   the use of the Party’s commercially reasonable efforts to obtain any documentation in connection with a Tax Matter; and
(iv)   the use of the Party’s commercially reasonable efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records, or other information in connection with the filing of any Tax Returns of either Party or any member of either Party’s Group.
(b)   Any costs and expenses incurred for services of any third party required to be engaged to assist with a request made pursuant to Section 7.1(a) shall be borne by the Party that made such request. To the extent RemainCo obtains the services of any third party to assist with such a request, RemainCo shall select such third party in its good faith discretion.
(c)   Nothing contained in this Agreement, including this Section 7.1, shall be construed to permit SpinCo to access RemainCo Separate Returns.
Section 7.2   Third-Party Costs and Expenses.   To the extent that SpinCo makes a request pursuant to Section 7.1 that requires RemainCo to incur any costs and expenses for services of any third party engaged by RemainCo to assist with such request, SpinCo shall reimburse RemainCo for all such costs and expenses. To the extent RemainCo obtains the services of any third party to assist with such a request, RemainCo shall select such third party in its good faith discretion.
Section 7.3   Consistent Treatment.   Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest, or otherwise that is inconsistent with (i) the treatment of payments between the RemainCo Group and the SpinCo Group as set forth in Section 5.4, (ii) the Tax Materials, or (iii) the Tax-Free Status of the Transactions.
ARTICLE VIII
RETENTION OF RECORDS; ACCESS
Section 8.1   Retention of Records.   For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof), and (ii) seven (7) years after the Distribution Date, the Parties shall retain records, documents, accounting data, and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the RemainCo Group or the SpinCo Group for any Pre-Distribution Period or Post-Distribution Period or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date when the RemainCo Group proposes to destroy any Tax Records, RemainCo shall first notify SpinCo in writing, and the SpinCo Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Distribution Date when the SpinCo Group proposes to destroy any Tax Records, SpinCo shall first notify RemainCo in writing, and the RemainCo Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.
Section 8.2   Access to Tax Records.   The Parties and their respective Affiliates shall make available to each other for inspection and copying, during normal business hours upon reasonable notice, all Tax Records (including any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession. Nothing contained in this Agreement, including this Section 8.2, shall be construed to permit SpinCo to access RemainCo Separate Returns. The Party seeking access to the records of the other Party shall bear all third-party costs and expenses associated with such access.
ARTICLE IX
DISPUTE RESOLUTION
Section 9.1   Dispute Resolution.   In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by RemainCo, SpinCo, and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of RemainCo and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.
ARTICLE X
MISCELLANEOUS PROVISIONS
Section 10.1   Conflicting Agreements.   In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement or any Ancillary Agreement, this Agreement shall control with respect to the subject matter hereof.
Section 10.2   Interest on Late Payments.   With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.
Section 10.3   No Fiduciary Relationship.   The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement; nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.
Section 10.4   Further Assurances.   In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.
Section 10.5   Survival.   Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants, and obligations contained in this Agreement, and Liability for breach of any obligations contained herein, shall survive the Separation and Distribution and shall remain in full force and effect.
Section 10.6   Predecessors or Successors.   Any reference to RemainCo, SpinCo, their respective Subsidiaries, or any other Person in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation, conversion, or election under Treasury Regulations Section 301.7701-3), of RemainCo, SpinCo, such Subsidiary, or such Person, respectively.

Section 10.7   Changes in Tax Law.   Any reference to a provision of the Code, Treasury Regulations, or any other Tax Law shall be deemed to refer to the relevant provisions of any successor statute, regulation, or law and shall refer to such provisions as in effect from time to time.
Section 10.8   Miscellaneous.   Article X of the Separation Agreement (other than Sections 10.9 (Assignment) and 10.22 (Public Announcements)) shall apply to this Agreement mutatis mutandis; provided that in the event of any conflict between the provisions of Article X of the Separation Agreement and this Agreement, the provisions of this Agreement shall control.
Section 10.9   Distribution Date.   This Agreement shall become effective only upon the Distribution Date.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.
FEDEX CORPORATION
By:
/s/ Timothy W. Wright

Name: Timothy W. Wright
Title:   Corporate Vice President, Tax
FEDEX FREIGHT HOLDING COMPANY, INC.
By:
/s/ C. Edward Klank III

Name: C. Edward Klank III
Title:   President